UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: June 27, 2005
                        (Date of Earliest Event Reported)

                      OLYMPIC CASCADE FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

            Delaware                     001-12629               36-4128138
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                 875 North Michigan Avenue, Suite 1560, Chicago,
                    IL 60611 (Address of principal executive
                               offices) (Zip Code)

       Registrant's telephone number, including area code: (312) 751-8833

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

      On June 28, 2005, Olympic Cascade Financial Corporation (the "Company," "we" or "us") announced that it has entered into an Amended and Restated Agreement and Plan of Merger, dated as of June 27, 2005 (the "Amended and Restated Merger Agreement") by and among the Company, First Montauk Financial Corp. ("First Montauk"), and OLY Acquisition Corporation, a wholly owned subsidiary of First Montauk ("Merger Sub").

      Under the terms of the Amended and Restated Merger Agreement, Merger Sub will merge with and into the Company (the "Merger"). The Company will be the surviving corporation of the Merger and will become a wholly owned subsidiary of First Montauk. Each share of the Company's common stock, $0.02 par value per share, issued and outstanding at the effective time of the Merger (the "Effective Time") will be converted into the right to receive 1.75 shares of the common stock of First Montauk, no par value ("First Montauk Common Stock"), plus any cash in lieu of fractional shares of First Montauk Common Stock. Each share of the Company's Series A Preferred Convertible Stock, $0.01 par value per share, issued and outstanding at the Effective Time will be converted into the right to receive one share of Series D Preferred Stock, of First Montauk.

      In connection with the merger, the Company and First Montauk have each executed letters of intent with St. Cloud Capital LLC, a Los Angeles based investment firm, to provide approximately a total of $4.0 million of capital to the Company and First Montauk. The investment by St. Cloud Capital is subject to execution of definitive agreements, due diligence investigation and customary closing conditions.

      Under the terms of the Amended and Restated Merger Agreement, Mark Goldwasser, President and Chief Executive Officer of the Company and Victor K. Kurylak, President and Chief Executive Officer of First Montauk will comprise the Office of the Chief Executive Officer of the Company. Both will report directly to the Company's Board of Directors. It is anticipated that Marshall Geller, a Senior Managing Director of St. Cloud Capital will become non-executive chairman of the Company's seven person Board of Directors. The terms of the Amended and Restated Merger Agreement provide that each of the Company and First Montauk will have three persons on the Company's Board of Directors. Mr. Herbert Kurinsky, the current Chairman of First Montauk, Mr. William Kurinsky, the current Vice-Chairman of First Montauk, Mr. Victor K. Kurylak, and One Clark LLC, an affiliate of Mr. Goldwasser, have agreed to vote their respective shares in favor of the merger.

      The closing of the Merger is subject to the completion of the affirmative vote of the Company and First Montauk shareholders, regulatory approvals, and other customary closing conditions.

      The foregoing description of the Merger and the Amended and Restated Merger Agreement is qualified in its entirety by reference to the Amended and Restated Merger Agreement and the Company's joint press release with First Montauk announcing the proposed Merger. The Amended and Restated Merger Agreement and the press release are each filed as an exhibit to this report and are incorporated herein by reference.

      This material is not a substitute for the proxy statement/prospectus that the Company will file with the Securities and Exchange Commission. Investors are urged to read the document when it is available because it will contain important information, including detailed risk factors. The proxy statement/prospectus with other important documents to be filed by the Company will be available free of charge at the SEC's website, www.sec.gov or from the Company. The Company's directors and certain other executive officers may be considered participants in the solicitation of proxies in connection with the Merger. Information concerning the Company's directors and executive officers can be found in the documents filed by the Company with the SEC. Certain directors and executive officers of the Company may have direct or indirect interest in the Merger. Additional information about the participants will be contained in the proxy statement/prospectus.

Item 7.01. Regulation FD Disclosure

On June 28, 2005, the Company and First Montauk issued a joint press release announcing the Amended and Restated Agreement and Plan of Merger. A copy of the press release is filed as an exhibit herewith.

Item 9.01 Financial Statements and Exhibits

      Exhibit
      -------

      10.46 Amended and Restated Agreement and Plan of Merger, dated June 27, 2005, by and among Olympic Cascade Financial Corporation, OLY Acquisition Corporation and First Montauk Financial Corp.

      99.1        Press Release dated June 28, 2005

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       OLYMPIC CASCADE FINANCIAL CORPORATION


                                       By: /s/ Mark Goldwasser
                                           -------------------
                                           Mark Goldwasser
                                           President and Chief Executive Officer

Dated: June 29, 2005